Exhibit 99.1

ARÊTE INDUSTRIES, INC. ANNOUNCES ENTRY INTO A DEFINITIVE PURCHASE AND SALE AGREEMENT

Westminster, CO -- December 3, 2015 – Arête Industries, Inc. (OTC PINK: ARET) (the "Company" or "Arete") announced today that it entered into a definitive purchase and sale agreement (the "Purchase and Sale Agreement") with an unaffiliated company, whereby Arête will purchase certain assets in producing oil and leases located in Sumner County Kansas and Kimball County Nebraska (collectively the "Properties" and individually the "Padgett Properties" and the "Nebraska Properties," respectively). The Company will acquire 51% of seller's interest in the Padgett Properties and will acquire 100% of the seller's interest in the Nebraska Properties for consideration of United States One Million One Hundred Thousand Dollars (USD$1,100,000) and One Million shares (1,000,000) of Arête restricted common stock. The Company anticipates the closing of this Purchase and Sale Agreement to occur by the end of 2015.

The Padget Properties and Nebraska Properties being acquired include approximately 870 and 1,680 gross acres, respectively. The Padget Properties currently have 26 gross producing wells and are flowing at a rate of approximately 50 barrles of oil per day. The Properties have undeveloped acreage that Arête plans to seek to develop in the future when oil prices rebound.

This acquisition is consistent with the Company's goals and objectives, which is focused on acquiring interests in traditional oil and gas ventures, and seek properties that offer profit potential from overlooked and by-passed reserves of oil and natural gas, which may include shut-in wells, in-field development, stripper wells, re-completion and re-working projects. In addition, the Company's strategy includes purchase and sale of acreage prospective for oil and natural gas and seeking to obtain cash flow from the sale and farm out of such prospects.

Statement as to Forward Looking Statements
Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Arête's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the Company's dependence on its management, the Company's significant lack of capital, changes in prices for crude oil and natural gas, the ability of management to execute plans to meet the Company's goals and other risks inherent in the Company's business that are detailed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are encouraged to review these risks in the Company's SEC filings.

For Further Information Contact:
Nicholas Scheidt
CEO
303-427-8688
info@areteindustries.com